UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2012

DUNE ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27897	95-4737507
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

Two Shell Plaza 777 Walker Street, Suite 2300 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 229-6300

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2012, the Board of Directors (the “Board”) of Dune Energy, Inc. (the “Company”) approved an amendment to the Dune Energy, Inc. Employee Severance Plan (the “Severance Plan” and such amendment the “Severance Plan Amendment”). Unless otherwise indicated, capitalized terms used below shall have the meaning ascribed to them in the Severance Plan.

The Severance Plan Amendment applies to all officers of the Company who do not otherwise have severance agreements in place with the Company. The Severance Plan Amendment provides that if any such officer of the Company is subject to Involuntary Termination within one year of a Change of Control or if such officer resigns for Good Reason within one year of a Change of Control, such officer shall receive two times the sum of such officer’s Base Salary and Target Bonus.

Prior to the Severance Plan Amendment, the Severance Plan provided that if any such officer of the Company was subject to Involuntary Termination within one year of a Change of Control or if such officer resigned for Good Reason within one year of a Change of Control, such officer would receive one times the sum of such officer’s Base Salary and Target Bonus.

The Severance Plan Amendment was recommended to the Board by the Compensation Committee of the Board (the “Compensation Committee”) on September 27, 2012. The Compensation Committee engaged an independent consultant to review the severance plans of the Company’s peer group. The consultant recommended this amendment to bring the Severance Plan in line with market standards. The Compensation Committee determined that the amendment was necessary to strengthen employee retention efforts and improve workforce morale.

The foregoing description of the Severance Plan Amendment is qualified in its entirety by reference to the Dune Energy, Inc. Employee Severance Plan, as amended November 14, 2012 which is filed as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Dune Energy, Inc. Employee Severance Plan, as amended November 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUNE ENERGY, INC.

Date: November 20, 2012	By:	/s/ James A. Watt
Name: James A. Watt
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Dune Energy, Inc. Employee Severance Plan, as amended November 14, 2012